Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

NewLake Capital Partners, Inc.

New Canaan, CT

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 11, 2021, relating to the consolidated financial statements of NewLake Capital Partners, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Denver, CO

August 9, 2021